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Contact: Joseph F. Pesce, CFO
         Concentra Managed Care, Inc.
         (617) 367-2163, Ext. 5101


             CONCENTRA MANAGED CARE ANNOUNCES DEFINITIVE AGREEMENT
         TO MERGE WITH AN AFFILIATE OF WELSH, CARSON, ANDERSON & STOWE


    BOSTON, Mass. (March 3, 1999) - Concentra Managed Care, Inc. (Nasdaq/NM:
CCMC) ("Concentra" or the "Company") today announced that it has signed a definitive agreement to merge with Yankee Acquisition Corp., a corporation formed by Welsh, Carson, Anderson & Stowe ("WCAS"), a 14.9% stockholder of the Company. The transaction is valued at approximately $1.1 billion, including indebtedness of approximately $328 million which will be refinanced. Concentra will continue to operate as an independent company under its current name and management.

    Pursuant to the Merger Agreement, all but approximately 1.9 million shares of common stock of the Company (approximately 7% of the Company's post-merger shares outstanding) will be converted into the right to receive $16.50 in cash, with the Company's current stockholders retaining those remaining shares. Concentra currently has approximately 47.3 million shares of common stock outstanding. WCAS has agreed to seek an independent third party investor to purchase approximately 7% of the Company's post-merger common stock. If WCAS arranges for such an investor to make such a purchase, the Company's current stockholders will receive $16.50 in cash for 100% of their shares. The transaction is structured to be accounted for as a recapitalization.

    Following the merger, investment partnerships affiliated with WCAS will own approximately 93% of the Company's outstanding shares. WCAS partnerships will invest approximately $350 million of equity and up to $110 million of subordinated debt. WCAS is a private investment firm based in New York and founded in 1979. WCAS currently manages over $7 billion in private equity capital and focuses primarily on the healthcare and information services industries.

    Concentra's Board of Directors has unanimously approved the transaction based upon the recommendation of its Special Committee, which was formed in October 1998 to consider the Company's strategic alternatives, including evaluating a number of expressions of interest received by Concentra regarding the possible acquisition of some or all of the Company's common stock. BT Alex. Brown Incorporated served as financial advisor to the Special Committee.

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    The merger is expected to be completed during the second quarter of 1999 and is subject to approval by Concentra's stockholders, the expiration of the applicable waiting period under Hart-Scott-Rodino and other customary conditions. A special meeting of Concentra's stockholders will be scheduled as soon as practical following approval of proxy materials by the Securities and Exchange Commission.

    In the event the merger is terminated under certain circumstances, the Company has agreed to pay Yankee Acquisition Corp. a termination fee of $25 million plus up to $4 million in fees and expenses.

    Concentra Managed Care is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management services in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. At December 31, 1998, the Company had 89 field case management offices, with approximately 1,100 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also had 85 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. The Company operates the nation's largest network of occupational healthcare centers, managing the practices of 278 physicians located in 156 centers in 45 markets in 24 states as of December 31, 1998.

    This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, consummation of transactions involving the acquisition of some or all of the Company's common stock and related financing transactions, and interruption in its data processing capabilities, operational financing and strategic risks related to the Company's growth strategy, possible fluctuations in quarterly and annual operations, and possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.

    Any offering of securities in connection with the merger will be made only by means of a prospectus.

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